Exhibit 99.1

PDS Biotech Announces Presentation of Data from NCI-Led Triple Combination Phase 2 Clinical Trial in Advanced, Refractory HPV-Positive Cancers at ASCO 2022

•	77% of checkpoint inhibitor (CPI) refractory patients alive at median follow up of 12 months
•	75% of CPI naïve patients alive at median follow up of 17 months
•	Anti-tumor objective responses seen in 88% of CPI naïve patients and 63% CPI refractory patients (high dose of M9241)
•	Study shows early evidence of durable clinical responses
•	Company to host conference call and webcast on June 7, 2022 at 8:00 AM EDT

FLORHAM PARK, N.J., May 26, 2022 -- PDS Biotechnology Corporation (Nasdaq: PDSB), a clinical-stage immunotherapy company developing a growing pipeline of molecularly targeted cancer immunotherapies and infectious disease vaccines, today announced an upcoming poster discussion presentation of clinical data from the ongoing Phase 2 triple combination trial led by the National Cancer Institute (NCI), of the National Institutes of Health (NIH), at the American Society of Clinical Oncology (ASCO) Annual Meeting taking place June 3-7, 2022 in Chicago and online.

The Phase 2 triple combination trial (NCT04287868) is evaluating the safety and efficacy of PDS0101, an investigational HPV16-targeted immunotherapy, in combination with two investigational immune-modulating agents: M9241, a tumor-targeting IL-12 (immunocytokine), and bintrafusp alfa, a bifunctional checkpoint inhibitor (PD-L1/ TGF-β). The triple combination is being studied in CPI-naïve and -refractory patients with advanced HPV-positive anal, cervical, head and neck, vaginal, and vulvar cancers who have failed prior therapy. PDS0101 is administered as two separate 0.5 ml subcutaneous injections every 4 weeks; bintrafusp alfa at 1,200 mg by IV infusion every 2 weeks; and M9241 at an initial high dose of 16.8 mcg/kg by subcutaneous injection every 4 weeks or at a low dose of 8 mcg/kg by subcutaneous injection every 2 weeks. Objective response is measured by radiographic tumor responses according to RECIST 1.1.  Early data from the study suggests that the triple combination is preferentially active in HPV16-positive cancer.

Immune checkpoint inhibitors (CPIs) have been evaluated in the treatment of advanced HPV-associated cancers including anal, cervical, head and neck, penile, vaginal and vulvar cancers. In these published studies, objective response rates have ranged from 13–24%*, and two CPIs are FDA approved to treat head and neck cancer and cervical cancer. Unfortunately, the majority of patients who receive CPI therapy continue to progress.  Historical median survival rates for CPI refractory patients, is 3-4 months**. Combinations of CPI and chemotherapy are being evaluated in refractory HPV-associated cancers. For most patients with CPI refractory HPV-associated disease, there is no clear effective standard of care therapy.

Data from 30 cancer patients (9 cervical, 2 vaginal/vulvar, 6 anal, 13 oropharyngeal) are included in the poster. Highlights are as follows:
•	Objective response (OR = >30% tumor reduction) was seen in 88% (7/8) of patients with checkpoint-naive disease; 4/7 (57%) patients’ responses are ongoing (median 17 months).
•
With checkpoint refractory patients: M9241 dosing appears to affect response rates, with 5/8 (63%) patients receiving M9241 at 16.8 mcg/kg achieving an OR compared to 1/14 (7%) patients who received M9241 at 8 mcg/kg achieving an OR; 4/6 (67%) patients’ responses are ongoing (median 12 months).

•	Tumor reduction was seen in 45% (10/22) of patients with checkpoint-refractory disease, including patients receiving high or low dose M9241.
•
In checkpoint refractory patients treated with high or low dose M9241, survival outcomes were similar (p=0.96 by Kaplan Meier analysis). At a median of 12 months of follow up 17/22 (77%) of patients were alive.

•	In checkpoint naïve patients 6/8 (75%) were alive at median 17 months of follow up.
•	Similar OR and survival were seen across all types of HPV16-positive cancers.
•
Preliminary safety data: 13/30 (43%) of patients experienced Grade 3 treatment-related adverse events (AEs), and 2/30 patients (7%) experienced Grade 4 AEs. There were no grade 5 treatment-related AEs.

•	The study results to date strongly suggest, in agreement with the published preclinical studies, that all 3 drugs contribute to the clinical outcomes.

“We believe achieving a 77% survival at 12 months follow up in CPI refractory patients and 75% survival at 17 months follow up in CPI naïve patients, as well as significant tumor reduction in these refractory patients with advanced HPV16-positive cancers is promising. These data continue to support clinical investigation of our Versamune® platform’s potential to induce high levels of tumor-specific CD8+ killer T-cells to attack a broad range of cancers,” stated Dr. Lauren Wood, Chief Medical Officer of PDS Biotech. “These results, combined with the previously reported data from this trial, strengthen our confidence that this novel combination has the potential to provide improved clinical outcomes and overall survival for patients with refractory HPV-associated cancers.”

“Based on these results, the combination of PDS0101, bintrafusp alfa, and M9241 appears to have a manageable safety profile along with early evidence of clinical activity in patients with CPI-naïve and -refractory advanced HPV16-positive cancer,” said, James Gulley, M.D., Ph.D., Acting NCI Clinical Director, Co-Director of the Center for Immuno-Oncology, Center for Cancer Research, NCI. “Observing patients with ongoing clinical responses to treatment after 17 and 12 months is encouraging, as patients with advanced, refractory HPV16-associated cancers typically have limited treatment options.”

The abstract is now available online on the ASCO conference website: https://am.asco.org/.

Abstract/Poster Number: 2518
Abstract Title: Phase II evaluation of the combination of PDS0101, M9241, and bintrafusp alfa in patients with HPV 16+ malignancies.
Presenting Author: James Gulley, Ph.D., National Cancer Institute
Date: Sunday, June 5, 2022
Time: 8:00 AM-11:00 AM; 11:30 AM-1:00 PM CDT

PDS Biotech is presenting a second abstract #6041 from a non-NCI clinical study which presents clinical results for a PDS0101-KEYTRUDA® combination in HPV16-positive head and neck cancer. The press release describing these data can be seen on the company website here.

The company will be hosting a conference call on Tuesday, June 7 at 8:00 AM EDT to discuss the data presented at ASCO from the two clinical studies. A live webcast of the event will be available online in the investor relations section of the company's website at https://pdsbiotech.com/investors/news-center/events.

For patients interested in enrolling in the NCI-led clinical study, please call NCI’s toll-free number 1-800-4-Cancer (1-800-422-6237) (TTY: 1-800-332-8615), email NCIMO_Referrals@mail.nih.gov, and/or visit the website: https://trials.cancer.gov.

*Bauml J, Seiwert TY, Pfister DG, et al. Pembrolizumab for platinum and cetuximab-refractory head and neck cancer: results from a single-arm, phase II study. J Clin Oncol 2017;35:1542–9.
Ott PA, Piha-Paul SA, Munster P, et al. Safety and antitumor activity of the anti-PD- 1 antibody pembrolizumab in patients with recurrent carcinoma of the anal canal. Ann Oncol 2017;28:1036–41.
Mehra R, Seiwert TY, Gupta S, et al. Efficacy and safety of pembrolizumab in recurrent/metastatic head and neck squamous cell carcinoma: pooled analyses after long-term follow-up in
KEYNOTE-012. Br J Cancer 2018;119:153–9.
Ferris RL, Blumenschein G, Fayette J, et al. Nivolumab for recurrent squamous-cell carcinoma of the head and neck. N Engl J Med 2016;375:1856–67.
Morris VK, Salem ME, Nimeiri H, et al. Nivolumab for previously treated unresectable metastatic anal cancer (NCI9673): a multicentre, single-arm, phase 2 study. Lancet Oncol 2017;18:446–53.
Chung HC, Ros W, Delord J-P, et al. Efficacy and safety of pembrolizumab in previously treated advanced cervical cancer: results from the phase II KEYNOTE-158 study. J Clin Oncol 2019;37:1470–8.
**Strauss J, et al. J Immunother Cancer 2020;8:e001395. doi:10.1136/jitc-2020-001395

About PDS Biotechnology
PDS Biotech is a clinical-stage immunotherapy company developing a growing pipeline of molecularly targeted cancer and infectious disease immunotherapies based on the Company’s proprietary Versamune® and Infectimune™ T-cell activating technology platforms. We believe our Versamune®-based products are demonstrating the potential to overcome the limitations of current immunotherapy by inducing in vivo, large quantities of high-quality, highly potent polyfunctional tumor specific CD4+ helper and CD8+ killer T-cells including long-lasting memory T-cell responses. PDS Biotech has developed multiple therapies, based on combinations of Versamune® and disease-specific antigens, designed to train the immune system to better recognize diseased cells and effectively attack and destroy them. The Company continues to advance its pipeline of candidates to address a wide range of cancers including HPV16-associated cancers (anal, cervical, head and neck, penile, vaginal, vulvar) and breast, colon, lung, prostate and ovarian cancers. To learn more, please visit www.pdsbiotech.com or follow us on Twitter at @PDSBiotech.

Forward Looking Statements
This communication contains forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended) concerning PDS Biotechnology Corporation (the “Company”) and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the Company’s management, as well as assumptions made by, and information currently available to, management. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” “forecast,” “guidance”, “outlook” and other similar expressions among others. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: the Company’s ability to protect its intellectual property rights; the Company’s anticipated capital requirements, including the Company’s anticipated cash runway and the Company’s current expectations regarding its plans for future equity financings; the Company’s dependence on additional financing to fund its operations and complete the development and commercialization of its product candidates, and the risks that raising such additional capital may restrict the Company’s operations or require the Company to relinquish rights to the Company’s technologies or product candidates; the Company’s limited operating history in the Company’s current line of business, which makes it difficult to evaluate the Company’s prospects, the Company’s business plan or the likelihood of the Company’s successful implementation of such business plan; the timing for the Company or its partners to initiate the planned clinical trials for PDS0101, PDS0203 and other Versamune® and Infectimune™-based product candidates; the future success of such trials; the successful implementation of the Company’s research and development programs and collaborations, including any collaboration studies concerning PDS0101, PDS0203 and other Versamune® and Infectimune™-based product candidates and the Company’s interpretation of the results and findings of such programs and collaborations and whether such results are sufficient to support the future success of the Company’s product candidates; the success, timing and cost of the Company’s ongoing clinical trials and anticipated clinical trials for the Company’s current product candidates, including statements regarding the timing of initiation, pace of enrollment and completion of the trials (including the Company’s ability to fully fund its disclosed clinical trials, which assumes no material changes to our currently projected expenses), futility analyses, presentations at conferences and data reported in an abstract, and receipt of interim or preliminary results (including, without limitation, any preclinical results or data), which are not necessarily indicative of the final results of the Company’s ongoing clinical trials; any Company statements about its understanding of product candidates mechanisms of action and interpretation of preclinical and early clinical results from its clinical development programs and any collaboration studies; and other factors, including legislative, regulatory, political and economic developments not within the Company’s control, including unforeseen circumstances or other disruptions to normal business operations arising from or related to COVID-19. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in the Company’s annual and periodic reports filed with the SEC. The forward-looking statements are made only as of the date of this press release and, except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Versamune® is a registered trademark and Infectimune™ is a trademark of PDS Biotechnology.
Investor Contact:
Rich Cockrell
CG Capital
Phone: +1 (404) 736-3838
Email: pdsb@cg.capital